Exhibit 21.1

SUBSIDIARIES OF ENVISTA HOLDINGS CORPORATION

A list of subsidiaries of Envista Holdings Corporation is set forth below, indicating as to each the state or jurisdiction of organization.

Name	Jurisdiction of Organization
Dental Imaging Technologies Corporation	California
Implant Direct Sybron International LLC	Nevada
KaVo Dental GmbH	Germany
Kermotion UK Holdings Limited	United Kingdom
Kerr GmbH	Germany
Kerr Corporation	California
KerrHawe SA	Switzerland
Metrex Research, LLC	Wisconsin
Nobel Biocare Deutschland GmbH	Germany
Nobel Biocare Japan KK	Japan
Nobel Biocare Services AG	Switzerland
Nobel Biocare USA LLC	Delaware
Ormco BV	Netherlands
Ormco Corporation	California
PaloDEx Group OY	Finland
Sybron Alberta Limited	Canada
Sybron Dental Specialties, Inc.	Delaware